Exhibit 10.15

600 Third Ave

New York, New York 10016

212-805-5354

April 19, 2012

Mr. Michael Alber

[Home address of Michael Alber]

Dear Michael:

I am pleased to offer you the opportunity to serve as Chief Financial Officer of the government services company to be spun off by
L-3 Communications Holdings, Inc. under the name “Engility” (“Engility”) on the terms and conditions set forth below. Prior to the completion of the spin-off transaction (the “Spin-off”), you will be employed by L-3 Services, Inc. (“L-3”), reporting to Steven Kantor, Senior Vice President and President of L-3 Services Group. Upon completion of the Spin-off, you will be employed by Engility, reporting to Engility’s Chief Executive Officer, Tony Smeraglinolo. Your base compensation package will be valued at $1,430,000 comprised of the following:

1.	Your base salary will be $440,000 per annum, pro-rated and payable bi-weekly.

2.	You will be eligible to receive an annual incentive compensation bonus with a target amount of 75% of your base salary, or $330,000 initially (“Incentive Compensation Bonus”). Payout to you of Incentive Compensation Bonuses will be at such times as annual bonuses are paid to Engility’s senior executives and will be based on your target bonus, subject to corporate and individual performance. Your first bonus, which will be payable in early 2013 based on 2012 performance, will be prorated to reflect your date of hire. You must be employed on the date of payment in order to receive Incentive Compensation Bonuses.

3.	You will be recommended to receive annual long-term incentive awards following the Spin-off based on a target grant date fair value of $660,000 (“LTI”). Grants of annual LTI awards will be made to you at such times, in such forms and on such terms as are made to Engility’s senior executives generally, and will be based on your target LTI value, subject to corporate and individual performance. You must be employed on the date of the award in order to receive LTI awards.

4.	In connection with, and subject to, the completion of the Spin-off, you will be recommended to receive a one-time grant of long-term incentive awards (“Founders Awards”). The grant date fair value of your Founders Awards will represent a multiple of your target LTI value (i.e., a multiple of $660,000) that is not less than the average of the target LTI multiples granted to the other Engility named executive officers at the time of the Spin-off. The grant of this award is not effective, nor shall the grant be considered authorized, until the date in which the Spin-off is completed and is also subject to you being employed by Engility as of that date.

5.	We fully anticipate the timely completion of the Spin-off; however, in the event the Spin-off does not take place within one year following the date of the commencement of your employment with L-3, and you and L-3 fail to reach a mutually acceptable arrangement to continue your employment, you shall, upon execution of an effective release, be entitled to salary continuation for a one-year period following termination of employment at an annual rate of $770,000 (representing 1x your base salary and target bonus), payable bi-weekly, less applicable withholding.

6.	Additionally, as soon as is practical after you commence employment with L-3, you will receive a sign-on bonus of $50,000. In the event you voluntarily terminate your employment or your employment is terminated for cause within one year of your start date, you agree to reimburse L-3 or Engility as applicable for the full amount of the sign-on bonus.

Upon commencing your employment with L-3, you will be eligible to participate in L-3’s corporate insurance plan (medical, dental, life and disability) and savings plans. A summary of our Health and Welfare benefits will be reviewed with you at your convenience. In addition to participation in our group benefits program, you will be eligible for an annual executive level physical, company purchased supplemental life insurance, first class domestic and business class international air travel and our executive medical plan under which you will be reimbursed for medical expenses not otherwise covered in our broad based plans. Upon the Spin-off, you will be eligible to participate in Engility’s executive-level plans.

This offer is contingent upon your successful completion of our normal pre-employment drug screening examination and background check. Please contact Jean Maguire at (212) 805-5328 to make arrangements. This offer and your acceptance do not create a contract of employment for a term, and your employment will be at-will and terminable by you, L-3 or Engility at any time.

In accepting this offer you hereby represent that you are not party to any written or unwritten contract, agreement, policy or other legal obligation, with your current or any former employer, that would preclude you from performing any of your duties hereunder. Such agreement and/or obligations include but are not limited to Employment Agreements, Non-Disclosure Agreements, Non-Solicitation Agreements, Non-Compete Agreements, Retention Agreements, or restrictions on your work imposed by the U.S. Government. Should any such agreement or obligation exist, it is your responsibility to advise me of any such restrictions prior to accepting this offer. You should understand that you are responsible for adhering fully to any such agreements or obligations, including the protection of any proprietary or confidential information belonging to your former employer, and you are advised that we expect you to do so. If you would like clarification of any potential disclosures or obligations please contact the undersigned before signing this offer.

The law requires you to complete the U.S. Government Employment Eligibility Verification form (I-9) and to provide verification of your identity and employment eligibility on your first day of employment. Some acceptable documents for verification include your birth certificate, driver’s license, passport, and social security card. Be sure to bring your documents with you on your first day of employment.

Michael, we look forward to your acceptance of this offer. Please evidence your acceptance of this offer of employment by signing and returning the enclosed copy of this letter. If you have any questions regarding the terms of this offer, please call me at (212) 805-5354.

Sincerely,

251658240 /s/ John Hill

John Hill

Vice President, Human Resources

ACCEPTED BY:

/s/ Michael Alber	4/23/2012
Michael Alber	DATE

3